Exhibit 19.1
Purpose

The Board of Directors of World Kinect Corporation (the “Company”) has adopted this Securities Trading Policy for directors, officers, employees, consultants and third-party service providers of the Company, its subsidiaries and affiliates with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
United States federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This policy is effective December 4, 2025, and supersedes the Company’s Securities Trading Policy dated September 10, 2024.
Scope of Policy
Persons Covered
As a director, officer, employee or consultant, or designated third party service provider of the Company, its subsidiaries or affiliates, this policy applies to you. The same restrictions that apply to you apply to your Related Persons.

For purposes of this policy, a Related Person includes:

•Your spouse, minor children and anyone else living in your household;
•Any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities);

•Partnerships in which you are a general partner or corporations in which you are a controlling shareholder;
•Trusts of which you are a trustee; and
•Estates of which you are an executor.

You are responsible for making sure that the purchase or sale of any security covered by this policy by your Related Persons complies with this policy.

Companies Covered
The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other companies with which the Company has a business relationship (any such company, a “Business Partner”), such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to a Business Partner.
Transactions Covered
Trading includes purchases and sales of stock and derivative securities such as put and call options, as well as charitable gifts of securities.
Statement of Policy
No Trading on Inside Information
You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any Business Partner, directly or through family members or other persons or entities, if you are aware of material nonpublic information about that Business Partner that you obtained in the course of your employment or service with the Company.
No Tipping
You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
Stock Option Exercises and Restricted Stock Vesting
This policy’s trading restrictions generally do not apply to the exercise of a stock option of the Company. The trading restrictions do apply, however, to any sale of the underlying stock of an option or to cashless transactions with the Company, unless such cashless transaction is for the purpose of covering the exercise price and taxes relating to a stock option that is scheduled to expire during a blackout period, or for covering the taxes relating to restricted stock that vests during a blackout period.
Dividend Reinvestment
This policy’s trading restrictions generally do not apply to purchases of Company securities resulting from automatic reinvestments of dividends or distributions paid on Company securities pursuant to any Company or broker-sponsored dividend or distribution reinvestment plan (“DRIP”). This policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make to any DRIP, and to your election to participate in any DRIP or to increase or decrease your level of participation in any DRIP. This policy also applies to your sale of any Company securities purchased pursuant to a DRIP.
No Exception for Hardship
The existence of a personal financial emergency does not excuse you from complying with this policy.
Definition of Material Nonpublic Information
Note that inside information has two important elements - materiality and public availability:
Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of information that is likely to be material are:
•Projections of future earnings or losses or other earnings guidance.
•Earnings results.
•A pending or proposed significant merger, acquisition or tender offer or an acquisition or disposition of significant assets.
•A change in executive management.
•Major events regarding the Company’s securities, including the declaration of a stock split, changes in dividends or the offering of additional securities.

•An extraordinary item for accounting purposes.
•Severe financial liquidity problems.
•Actual or threatened material litigation, or the resolution of such litigation.
•An investigation, assessment or occurrence of a material cybersecurity incident, such as a data breach or any other significant disruption in the Company’s operations, including unauthorized access of the Company’s property or assets, whether at its facilities or through its information technology infrastructure.
•The gain or loss of significant contracts, orders, suppliers, customers or financing sources.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the beginning of the second full trading day after the information is released.
Additional Restrictions
Short Sales
You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).
Publicly Traded Options
You may not engage in transactions in publicly traded options based on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.
Standing Orders
A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. Consequently, no standing orders for Company securities (except standing orders under approved 10b5-1 plans) may remain open at the end of any trading day.
Hedging Transactions
Hedging and monetization transactions, or any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds (which we refer to as “Hedging Transactions”), allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, your interests may no longer be aligned with those of the Company’s other shareholders. For this reason, neither you nor any Related Person may engage in any Hedging Transactions involving any securities held directly or indirectly by you or any Related Person, including those granted to you as part of your compensation.
Margin Accounts and Pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, the Company strongly discourages holding Company securities in a margin account or pledging Company securities as collateral for a loan. Reporting Persons (defined below) who wish to engage in these types of transactions must first obtain the approval of the Company’s Corporate Secretary or Assistant Corporate Secretary and the Governance Committee as provided under the section below entitled “Pre-Clearance and Pre-Approval Requirements,” and there is no assurance that approval will be granted.
Blackout Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, this policy imposes the trading restrictions described below.
Quarterly Blackout Periods
The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, in addition to being subject to all other limitations in this policy, the Company’s directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (“Reporting

Persons”), as well as the classes of employees listed on the attached Exhibit A and certain other employees or consultants that will be designated from time to time by the Company’s Corporate Secretary or Assistant Corporate Secretary (collectively, “Restricted Employees”), together with their Related Persons, may not trade in the Company’s securities during the period beginning at the close of trading on the last day of the second month of each calendar quarter (i.e., February, May, August and November) (the “Blackout Commencement”) and ending at the close of trading on the first full trading day following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (collectively, a “Periodic Report”), as applicable, with the SEC (the “Blackout Lift” and the period between such date and the Blackout Commencement, the “Trading Window”). For example, if the Company files its Quarterly Report on Form 10-Q with the SEC before trading begins on a Tuesday, the first time a Restricted Employee can buy or sell Company securities is the opening of the market on Wednesday (assuming they are not aware of other material nonpublic information at that time). However, if the Company files its Quarterly Report on Form 10-Q with the SEC after trading begins on that Tuesday, the first time a Restricted Employee can buy or sell Company securities is the opening of the market on Thursday.
In the event that the Company has filed a Periodic Report on a date such that the Trading Window as provided herein would be less than five (5) full trading days, then the Blackout Lift and/or the Blackout Commencement may be extended by the Company such that the Trading Window consists of five (5) full trading days.
Event-Specific Blackout Periods
In addition to the quarterly blackout periods, the Company may, from time to time, impose event-specific blackout periods, including upon the occurrence of those events listed under “Definition of Material Nonpublic Information”. The Company will notify you when an event-specific blackout period has been put into effect or a blackout period has been extended, but may not inform you of the reason for such event-specific blackout. You may not trade in the Company’s securities until the Company notifies you that the blackout has been lifted. If the Company notifies you of an event-specific blackout period, you may not disclose to others the fact that you are subject to the event-specific blackout period. Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.
Exception for Approved 10b5-1 Plans
Trades in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the trading restrictions set forth above relating to blackout periods.

Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. The Company requires that all 10b5-1 plans to be entered into by those individuals who are subject to a blackout period be approved in advance by the Company’s Legal Department. 10b5-1 plans may not be adopted during a blackout period and may only be adopted by such individual when such individual is not in possession of material nonpublic information regarding the Company.
The Company’s Legal Department may only approve a 10b5-1 plan that complies with the following:
•the contract or instructions to a third party are binding upon you, are in writing, provide definitive instructions regarding the amount, timing and price at which the securities may be sold or purchased, and remove any authority for you to modify the execution of the 10b5-1 plan;
•the 10b5-1 plan cannot be effective until (A) the later of (i) ninety days after adoption of the 10b5-1 plan, or (ii) two business days following the Company’s filing of a Periodic Report, if you are a Reporting Person, or (B) thirty days following the adoption of the 10b5-1 plan for all other subject employees;
•you certify within the 10b5-1 plan, as well as to the Company’s Legal Department, in writing, that at the time you entered into the plan: (i) you were not in possession of material nonpublic information concerning the Company; (ii) you adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; (iii) you have not entered into any other transactions that would have the effect of hedging the purchase or sale of the securities that are the subject of the plan; and (iv) the proposed trade would not result in a short-swing trade under Section 16 of the Exchange Act or fail to qualify for the safe harbor provided by Rule 144 under the Securities Act of 1933, as amended.
•you do not have any other 10b5-1 plan currently in effect; and
•the 10b5-1 plan otherwise satisfies the requirements for the affirmative defense under Rule 10b5-1.
Any amendment or early termination of any approved 10b5-1 plan must be submitted for approval by the Company’s Legal Department and any amendment to the amount, price or timing of a purchase or sale of securities under a 10b5-1 plan is a termination of such plan. The Company’s Legal Department has full discretion to determine whether to approve any 10b5-1 plan, whether or not such plan complies with the above. Approval of a 10b5-1 plan shall not be deemed a representation by the Company or the Company’s Legal Department that such plan complies with Rule 10b5-1, nor an assumption by the Company or the Company’s Legal Department of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.
Section 16 Reporting Persons
Reporting Persons must file certain reports with the SEC when they engage in transactions involving the Company’s securities and must refrain from engaging in short-swing transactions prohibited under Section 16. While the Company’s Legal Department may assist Reporting Persons in preparing and filing the Section 16 reports, the Reporting Persons retain full responsibility for their individual reports.
Pre-Clearance and Pre-Approval Requirements
Pre-Clearance of Securities Transactions
The Company requires that Reporting Persons, as well as the Restricted Employees listed in Categories 1, 2, and 4 (c) through (f) on the attached Exhibit A (collectively, “Insiders”), must obtain prior clearance from the Company’s Corporate Secretary, Assistant Corporate Secretary, or his/her designee for all of such Insider’s and their Related Persons’ respective transactions involving the Company’s securities (such as purchases, sales, option exercises, gifts, loans, and contributions to a trust or any other transfer), with the exception of margin accounts and pledges which are subject to the pre-approval requirement discussed below and transactions that are executed pursuant to an approved 10b5-1 plan.

In order to pre-clear a transaction, Insiders must complete the attached Exhibit B and submit it to the Company’s Corporate Secretary, Assistant Corporate Secretary or a designee thereof. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. If clearance is granted, it does not constitute advice regarding the investment aspects of any transaction nor does it constitute advice as to any personal exposure Insiders may have under the federal or state securities laws at any time.

The Company’s Corporate Secretary or Assistant Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. To the extent granted, clearance of a transaction is valid for the period beginning once clearance is granted and ending at the close of trading on the second trading day following the date that clearance was granted and only to the extent that you do not become aware of material nonpublic information about the Company or become subject to an event-specific blackout within that time period. If the transaction is not completed within that time period, clearance of the transaction must be re-requested.

If clearance is denied, the Insider or their Related Person, as the case may be, may not engage in such transaction and the fact of such denial must be kept confidential by the person requesting such clearance.

Pre-Approval of Margin and Pledge Transactions
Reporting Persons who desire to place Company securities in a margin account, pledge Company securities as collateral for a loan or modify an existing margin account or pledge arrangement, or whose Related Persons desire to take such actions, must submit a written request for approval of the proposed transaction or modification to the Company’s Corporate Secretary, Assistant Corporate Secretary or a designee thereof at least two weeks prior to the proposed transaction. The Company’s Corporate Secretary or Assistant Corporate Secretary, together with the Governance Committee, shall have the sole discretion in determining whether to approve a margin or pledge transaction submitted for pre-approval and there is no assurance that approval will be granted. If approval is denied, the Reporting Person or their Related Person, as the case may be, may not engage in such transaction.
Post-Termination Transactions
This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company, its subsidiaries or affiliates. If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, this policy will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of employment or services.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or services as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.
Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on the Internet or by social media, in accordance with the Company’s Code of Conduct, Social Media Guidelines and External Communications Policy.
Penalties for Noncompliance

The purchase or sale of the Company’s securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
Failure to comply with this policy may also subject you to Company imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.
Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy.

If you have any questions about this policy or its application to any proposed transaction, please contact the Legal Department via email at: SecuritiesTrading@wfscorp.com. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Anything to report?
WorldEthics@wfscorp.com
WKC Anonymous Compliance Hotline:
U.S. Toll-Free Number: +1.888.549.0965

www.wfscompliance.com